Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP

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Freeline Therapeutics Holdings plc Stevenage Bioscience Catalyst Gunnels Wood Road Stevenage SG1 2FX

15 June 2022

Ladies and Gentlemen,

Freeline Therapeutics Holdings plc – Registration Statement on Form S-8 – Exhibit 5.1

1.

We have acted as special English legal advisers for Freeline Therapeutics Holdings plc, a public company with limited liability incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 12,856,933 of the Company’s ordinary shares, nominal value £0.00001 each (the “Shares”), which may be issued from time to time pursuant to awards or offerings granted under the Company’s 2020 Employee Share Purchase Plan, 2020 Equity Incentive Plan (together with the 2020 Employee Share Purchase Plan, the “2020 Plans”) and the 2021 Equity Inducement Plan, each as amended or restated from time to time (together with the 2020 Plans, the “Plans”).

2.	This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

3.	For the purposes of giving this opinion, we have examined the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the Plans;

(c)	an executed copy of a certificate signed by the Secretary of the Company dated the date of this opinion and the documents attached thereto (the “Certificate”);

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP, A LIMITED LIABILITY PARTNERSHIP REGISTERED UNDER THE LAWS OF THE STATE OF DELAWARE, IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY UNDER REFERENCE NUMBER 80014.

A LIST OF THE FIRM’S PARTNERS IS OPEN TO INSPECTION AT THE ABOVE ADDRESS.

(d)	copies of the original certificate of incorporation and the certificate of incorporation on re-registration as a public company of the Company, in the form attached to the Certificate;

(e)	a copy of the Company’s Articles of Association (the “Articles”), as adopted by a special resolution passed on 31 July 2020, in the form attached to the Certificate;

(f)

a copy of the minutes of the general meeting of the Company held on 31 July 2020 in the form attached to the Certificate, relating to the adoption of the 2020 Plans, the issuance of shares thereunder and the directors’ authority to allot shares and disapply pre-emption rights;

(g)

a copy of the minutes of the meeting of the Remuneration Committee of the Board of Directors of the Company (the “Board”) held on 20 September 2021 in the form attached to the Certificate, relating to the approval of the 2021 Equity Inducement Plan and the recommendation of such to the Board;

(h)	an executed copy of the written resolutions of the Board dated 27 September 2021 in the form attached to the Certificate, relating to the approval of the 2021 Equity Inducement Plan;

(i)

a copy of the minutes of the meeting of the Remuneration Committee held on 18 January 2022 in the form attached to the Certificate, relating to the approval of certain amendments to the Plans and the recommendation of such amendments to the Board;

(j)	an executed copy of the written resolutions of the Board dated 28 January 2022 in the form attached to the Certificate, relating to the approval of certain amendments to the Plans;

(k)

a certified extract of the minutes of the meeting of the Remuneration Committee held on 20 April 2022 in the form attached to the Certificate and signed by the Company’s Assistant Secretary and Assistant General Counsel, relating to the approval of an increase in the share reserve under the 2021 Equity Inducement Plan;

(l)

an executed copy of the written resolutions of the Board dated 30 May 2022 in the form attached to the Certificate, relating to the approval of an increase in the share reserve under the 2021 Equity Inducement Plan; and

(m)	an executed copy of the written resolutions of the Board dated 15 June 2022 in the form attached to the Certificate, relating to the approval of the Registration Statement,

(together, the “Documents”) and such other documents and made such searches and considered such facts as we consider appropriate for the purpose of this opinion. We express an opinion in respect of the Company and the issue of any Shares only as expressly specified in this opinion. We express no opinion as to any agreement, instrument or document.

4.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in force on the date of this opinion. Accordingly, we express no opinion with regard to any other system of law. In particular, we express no opinion as to whether English law is consistent with the laws of the European Union, to the extent relevant on the date of this opinion. To the extent that the laws of any other jurisdiction (or the laws of the European Union) may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

Assumptions

5.	In considering the Documents and for the purpose of rendering this opinion we have with your consent assumed without investigation or verification:

(a)

the genuineness of all signatures (including electronic signatures) on, and the authenticity and completeness of, all documents submitted to us, the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity of the originals of such latter documents;

(b)	that there is no agreement or arrangement which modifies, supersedes or is inconsistent with any Document;

(c)	that each of the statements contained in the Certificate is true and correct as at the date of this opinion;

(d)

that each of the resolutions contained in the minutes referred to in paragraphs 3(f), 3(g), 3(i) and 3(k) and the resolutions referred to in paragraphs 3(h), 3(j), 3(l) and 3(m) were validly passed and remain in full force and effect without modification;

(e)	that, at the time of the issuance and allotment of any Shares following the date of this opinion (each such time being an “Issue Date”):

(i)	the Registration Statement, as finally amended (including all necessary post-effective amendments), is effective under the Securities Act;

(ii)

the Company is duly incorporated and validly existing and has all corporate and other power and capacity to enter into and perform all of its obligations under, and has taken all requisite action to issue and deliver the relevant Shares;

(iii)

the Company has not been deemed unable to and will not become, as a result of issuing the relevant Shares or entering into and performing its obligations under the relevant Documents, unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

(iv)

the Company is in compliance with all applicable laws required for the issue and delivery of the relevant Shares and to allot and issue the relevant Shares, and the Company (either by its Board, its Remuneration Committee or any delegatees appointed by its Remuneration Committee) has duly authorised the allotment and issue of the relevant Shares;

(v)

the performance of the provisions of the relevant Documents that either fall to be performed outside England or that are impacted by applicable local law, is not contrary to applicable local law and there is no local legal requirement that the performance of such obligations needs to be governed by local law;

(vi)

the directors of the Company are duly authorised pursuant to the Articles as in force on such Issue Date, the Companies Act 2006, as amended (the “CA 2006”) and any relevant authority given by the members of the Company in a general meeting to allot and issue the relevant Shares to be issued pursuant to the relevant Documents;

(vii)

all consents, approvals, notices, filings, recordations, licences, orders, authorisations, publications and registrations and other similar formalities which are necessary under any applicable laws or regulations in order to permit the execution and delivery of the relevant Documents and the issue and offering of the relevant Shares will have been duly made or obtained (or will be duly made or obtained within the period permitted by such laws or regulations);

(viii)

the terms of the relevant Shares have been duly established and are being allotted and issued in conformity with the Plans and the Registration Statement (as amended or supplemented as applicable in respect of the relevant Shares to be issued), so as not to violate the CA 2006, the Articles, any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or regulatory body having jurisdiction over the Company;

(ix)

the Shares will be issued and the Documents will be entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto; that the Documents will not be entered into and the Shares will not be issued or delivered as a result of misrepresentation, mistake, duress or unlawful activity; and that there has been no fraud nor will there be any fraud inducing any party to enter into the Documents on the terms set out therein or to issue or deliver the relevant Shares;

(x)	the Company is in receipt of such amounts as are necessary to fully pay the nominal or principal value of the relevant Shares and any applicable premium; and

(xi)	valid entries in the books and registers of the Company will be made of the relevant Shares in accordance with the CA 2006, any applicable law and the Articles;

(f)

that the information revealed by our search and enquiries of the public documents kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) below (together the “Searches”) was accurate in all respects and has not since the time of such Search been altered; and

(g)

the words used in the Registration Statement bear their ordinary English meaning and there is no basis on which they could be interpreted otherwise than in accordance with the ordinary rules of English grammar and syntax.

Opinion

6.

On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law as we consider relevant, we are of the opinion that:

(a)	the Company has been incorporated and registered in England and Wales and:

(i)

our enquiry today of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator; and

(ii)

the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of the Company has been presented within the period of six months covered by such enquiry; and

(b)

in so far as English law is concerned and, in respect of the allotment and the issue of the Shares, once all future actions, authorisations and approvals described in paragraph 5(e) above have been taken, obtained and/or complied with, then:

(i)	the Company has the requisite legal authority to issue the Shares and the issue of the Shares has been duly authorised by all necessary corporate action on the part of the Company; and

(ii)

when (i) the Shares have been allotted and issued for consideration in compliance with the Plans and (ii) valid entries in the books and registers of the Company have been made, the Shares will be validly issued, fully paid and non-assessable (it being understood that the term “non-assessable” has no recognised meaning under English law, and for the purposes of this opinion means that, under the CA 2006, the Articles and any resolution taken under the Articles approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person).

Qualifications

7.	The opinions set forth above are subject to the following qualifications:

(a)

the searches and enquiries of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) above are not conclusively capable of revealing whether or not:

(i)	a winding up petition has been received or a winding up order has been made or a resolution passed for the winding up of the Company; or

(ii)	an administration order has been made in relation to the Company; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in relation to the Company,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. Those searches and enquiries are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented nor would they reveal if insolvency proceedings have begun elsewhere;

(b)	if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the CA 2006, it will be void;

(c)

this opinion is subject to and may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, reorganisation, moratorium or any analogous procedure and other laws of general application relating to or affecting the rights of creditors;

(d)	we express no opinion as to taxation matters; and

(e)	we express no opinion as to whether the Registration Statement contains all the information required by applicable law and/or regulation.

8.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date of this opinion unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion or of any subsequent changes in applicable laws.

Yours faithfully,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

DT